Exhibit 99

                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:  Allen H. Blake                    Terrance M. McCarthy
           President and                     Senior Executive Vice President and
           Chief Executive Officer           Chief Operating Officer
           First Banks, Inc.                 First Banks, Inc.
           (314) 592-5000                    (314) 592-5000


Traded:  NYSE
Symbol:  FBSPrA  - (First  Preferred  Capital  Trust IV,  an affiliated trust of
                   First Banks, Inc.)

FOR IMMEDIATE RELEASE:

     First Banks, Inc. Announces Changing of the Guard with Appointment of
         Terrance M. McCarthy as President and Chief Executive Officer

         St. Louis, Missouri, January 30, 2007. First Banks, Inc. ("First Banks" or the "Company") announced today that its 23-year veteran, Mr. Allen H. Blake, President and Chief Executive Officer, will retire on March 31, 2007. At the regular meeting of the Board of Directors of First Banks (the "Board"), Mr. Blake announced his retirement and resigned his positions as a Director, and as President and Chief Executive Officer, effective March 31, 2007. At the same Board meeting, upon acceptance of Mr. Blake's resignation, the Board elected Mr. Terrance M. McCarthy, Senior Executive Vice President and Chief Operating Officer, to the positions of President and Chief Executive Officer, effective April 1, 2007.

         Mr. Blake joined First Banks in February 1984 as Chief Financial Officer, a position he held from 1984 to September 1999 and from May 2001 to August 2005, and in 1988, he was elected to the Board. In addition to his Board and Chief Financial Officer responsibilities, Mr. Blake also served as Chief Operating Officer of First Banks from 1998 to July 2002, and was elected President of First Banks in October 1999 and finally Chief Executive Officer in April 2003. Under Mr. Blake's direction, First Banks has experienced substantial financial, technological, operational and geographical growth, and is now one of the largest family-owned financial institutions in the nation. During 1984, the year Mr. Blake joined First Banks, the Company reported assets of approximately $695.0 million, earnings of $5.7 million, and operated 30 branch banking locations in Missouri and Illinois. As of December 31, 2006, the Company crossed two significant, historical financial milestones, ending the year with $10.16 billion in assets and reporting record earnings of $111.7 million. In addition, First Banks currently operates 188 branch banking offices in California, Illinois, Missouri and Texas.

         James F. Dierberg, Chairman of the Board of First Banks, said, "Allen's contributions to First Banks over the last 23 years are immeasurable. He has been a vital team member, instrumental in the growth of our organization and critical to its financial and operational success. Allen will be dearly missed by the First Bank family, and we wish he and his family the very best as they begin a new chapter of their lives." Mr. Dierberg further commented, "The appointment of Terry McCarthy as President and Chief Executive Officer is a natural progression and part of our succession planning process. I'm confident Terry's leadership will continue to bring success to First Banks and further build our legacy as a premier financial institution dedicated to bringing value-added products and services to our customers while maintaining significant financial strength."

         Mr. McCarthy joined First Banks in 1995 in conjunction with its acquisition of Queen City Bank, Long Beach, California, where he was Executive Vice President and Chief Credit Officer at the time of the acquisition. From 1995 to July 2002, Mr. McCarthy served in various executive capacities in the California region, including Chief Credit Officer and most recently, Chairman of the Board, President and Chief Executive Officer of the Company's former California subsidiary bank. In August 2002, Mr. McCarthy assumed his current position of Senior Executive Vice President and Chief Operating Officer of First Banks and relocated to the Company's headquarters in St. Louis, Missouri. He was elected to the Board in April 2003. In addition, he currently serves as Chairman of the Board, President and Chief Executive Officer of the Company's wholly-owned subsidiary bank, First Bank, also headquartered in St. Louis.

         Mr. Blake said, "I have thoroughly enjoyed my career with First Banks, and appreciate the numerous opportunities it has afforded to me. It has been both exciting and challenging to be a part of such a dynamic organization. I have truly enjoyed working with the Dierberg family and the many talented and dedicated individuals that contribute to the overall success of the Company on a daily basis." Mr. Blake added, "There comes a time when it is the right time to focus on other priorities. I have reached that point in my career and am very much looking forward to spending more time with my family."

         Mr. McCarthy said, "I am pleased to be given this exceptional opportunity to lead this great organization. First Banks has distinguished itself as a highly successful growth-minded company under the leadership of Jim Dierberg and Allen Blake. With our outstanding management team, I expect to continue our strong tradition of success and growth."

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements
                            ------------------
in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.